Exhibit 10.1

Execution Version

BARCLAYS

745 Seventh Avenue

New York, New York 10019

CONFIDENTIAL

August 2, 2016

Molina Healthcare, Inc.

200 Oceangate, Suite 100

Long Beach, California 90802

Attention: John Molina

Re:	Molina Healthcare, Inc. Commitment Letter
$400,000,000 Senior Bridge Facility

Ladies and Gentlemen:

You have advised Barclays Bank PLC (“Barclays”, the “Commitment Party” or “we” or “us”) that Molina Healthcare, Inc., a Delaware corporation (the “Borrower” or “you”), seeks financing to consummate the Transactions (such term and each other capitalized term used but not defined herein having the meanings assigned to them in Annex A hereto and the Term Sheet referred to below). This letter, including the Term Sheet, the Transaction Description attached hereto as Annex A and the Conditions Annex attached hereto as Annex C (the “Conditions Annex”), is hereinafter referred to as the “Commitment Letter”.

1. Commitments. Upon the terms set forth in this Commitment Letter and subject solely to satisfaction or waiver of the conditions expressly set forth in the Conditions Annex, Barclays (in such capacity, the “Initial Lender”) is pleased to advise you of its commitment to provide to the Borrower 100% of the aggregate principal amount of the Bridge Facility (the “Commitment”).

2. Titles and Roles. Barclays, acting alone or through or with affiliates selected by it, will act as bookrunner, lead arranger and syndication agent (in such capacities, collectively, the “Lead Arranger”) in arranging and syndicating the Bridge Facility. Barclays will act as the sole administrative agent (in such capacity, the “Bridge Administrative Agent”) for the Bridge Facility. No additional agents, co-agents, arrangers or bookrunners will be appointed and no other titles will be awarded and no other compensation will be paid (other than compensation expressly contemplated by this Commitment Letter and the fee letter dated the date hereof between the Commitment Party and you (the “Fee Letter”)) unless you and Barclays shall agree in writing; provided that you shall have the right to appoint, within fifteen (15) business days after the date hereof, additional co-managers for the Bridge Facility (any such co-manager, an “Additional Agent”) for up to 50% aggregate economics; it being understood that (i) no additional bookrunners may be appointed, (ii) the commitments of the Initial Lender in respect of the Bridge Facility will be reduced by the amount of the commitments of such Additional Agents and the economics allocated to the Initial Lender in respect of the Bridge Facility will be reduced ratably by the amount of the economics allocated to such Additional Agents, in each case, upon the execution by such Additional Agents of customary joinder documentation (it being understood that each such Additional Agent (or its affiliate) shall assume commitments in respect of the Bridge Facility on a pro rata basis that is equal to the proportion of the economics allocated to such Additional Agent (or its affiliates)) and (iii) after giving effect to any such appointments, the Initial Lender shall be entitled to at least 50% of the economics in respect of the Bridge Facility. It is understood and agreed that Barclays will have the “left”

and “highest” placement in any and all marketing materials or other documentation used in connection with the Bridge Facility and shall hold the leading role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Bridge Facility.

3. Conditions to Commitment. The Commitment and undertakings of the Commitment Party hereunder are subject solely to the satisfaction or waiver of the conditions precedent set forth in the Conditions Annex.

Notwithstanding anything in this Commitment Letter, the Fee Letter or the Financing Documentation (as defined in the Conditions Annex) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the availability of the Bridge Facility on the Closing Date, shall be (i) such of the representations made by the Seller with respect to the Acquired Assets or its businesses in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or any of your affiliates have the right (taking into account any applicable cure periods) to terminate your or such affiliate’s obligations under the Acquisition Agreement or otherwise decline to close the Acquisition (in each case, in accordance with the terms of the Acquisition Agreement) as a result of a breach of any such representations and warranties in the Acquisition Agreement or any such representation or warranty not being accurate (the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Financing Documentation shall be in a form such that they do not impair the availability of the Bridge Facility on the Closing Date if the conditions set forth in Annex B are satisfied or waived by the Lenders. For purposes hereof, “Specified Representations” means the representations and warranties of the Loan Parties set forth in the Bridge Loan Documentation relating to corporate existence and good standing in such Loan Party’s jurisdiction of organization; power and authority, due authorization, execution and delivery and enforceability, in each case, relating to the Loan Parties’ entering into and performance of the Financing Documentation; enforceability of the Financing Documentation against the Loan Parties; no conflicts with or consents under the Loan Parties’ organizational documents relating to entering into and performance of the Financing Documentation; solvency as of the Closing Date (after giving effect to the Transactions, with solvency being determined in a manner consistent with Exhibit D to this Commitment Letter) of the Loan Parties on a consolidated basis; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act, and not using proceeds in violation of OFAC or FCPA. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

4. Syndication.

(a) The Lead Arranger intends and reserves the right, both prior to and after the Closing Date, to secure commitments for the Bridge Facility from a syndicate of banks, financial institutions and other entities reasonably acceptable to you (such financial institutions and other entities committing to the Bridge Facility, including the Initial Lender, the “Lenders”) upon the terms and subject to the conditions set forth in this Commitment Letter. Until the earlier of (i) the date that a Successful Syndication (as defined in the Fee Letter) is achieved and (ii) the date that is 60 days following the Closing Date (the “Syndication Date”), you agree to, and will use commercially reasonable efforts to cause appropriate members of management of the Seller to (to the extent practical and not in contravention of the Acquisition Agreement), assist the Lead Arranger actively in achieving a syndication of the Bridge Facility that is satisfactory to the Lead Arranger and you. To assist the Lead Arranger in its syndication efforts, you agree that you will, and will cause your representatives and advisors to (to the extent practical and not in contravention of the Acquisition Agreement), and will use commercially reasonable efforts to cause, appropriate members of management of the Seller and its representatives and advisors to, (i) provide promptly to the Commitment Party and the other Lenders upon request all information reasonably requested, and in the case of the Seller, to the extent previously prepared and available, by the Lead Arranger to assist the Lead Arranger to complete the syndication, (ii) make your senior management available to prospective Lenders on reasonable prior notice and at reasonable times and places, (iii) host, with the Lead Arranger, one or more meetings or calls with prospective Lenders at mutually agreed times and locations, (iv) assist, and cause your affiliates and advisors to assist, the Lead Arranger in the preparation of one or more customary confidential information memoranda and other customary marketing materials in form and substance reasonably satisfactory to the Lead Arranger to be used in connection with the syndication, (v) use commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from the existing lending relationships of the Borrower, (vi) use commercially reasonable efforts to obtain, at the Borrower’s expense, (A) a current public corporate credit rating from Standard & Poor’s Financial Services LLC, a subsidiary of The S&P Global Inc. (“S&P”), (B) a current public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”) and (C) a current public rating with respect to the Bridge Facility and the Notes from each of S&P and Moody’s, in each case, prior to the launch of general syndication of the Bridge Facility, and to participate actively in the process of securing such ratings, including having your senior management and, to the extent reasonable and practical, appropriate members of management of the Seller meet with such rating agencies and (vii) your ensuring that prior to the later of the Closing Date and the Syndication Date there will be no competing issues, offerings, placements, arrangements or syndications of debt or equity securities or commercial bank or other credit facilities by or on behalf of you or your subsidiaries being offered, placed or arranged (other than the Bridge Facility, the Notes, the Equity Issuance and the New Credit Agreement (as defined in Annex A) without the written consent of Barclays, unless such issuance, offering, placement, arrangement or syndication could not reasonably be expected to materially impair the syndication of the Bridge Facility (it being understood that indebtedness incurred in the ordinary course of business of the Borrower and its subsidiaries for capital expenditures and working capital purposes will not materially impair the syndication of the Bridge Facility). For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality from a third party binding on you, the Seller (solely with respect to the Acquired Assets) or any of your or its respective affiliates (so long as such confidentiality obligation was not entered into in contemplation of the Transactions); provided that you shall use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to allow for the provision of such information to the extent reasonably requested by the Lead Arranger; provided, further, that you will inform the Lead Arranger, in advance and to the extent legally permitted, that you are withholding any information pursuant to the foregoing. Your obligations under this Commitment Letter to use commercially reasonable efforts to cause the Seller or members of its management to take (or to refrain from taking) any action shall be subject to any applicable limitation on your rights as set forth in the Acquisition Agreement. Notwithstanding the foregoing, neither the Seller nor any of its affiliates shall be required (A) to prepare, create or provide (unless previously prepared and available prior to the date of the Acquisition Agreement) any financial information or financial statements in respect of Seller, any of its affiliates or the Acquired Assets in connection with the foregoing.

(b) The Lead Arranger and/or one or more of its affiliates will exclusively manage all aspects of the syndication of the Bridge Facility (in consultation with you), including decisions as to the selection and number of potential Lenders to be approached, when they will be approached, whose commitments will be accepted (with your consent not to be unreasonably withheld or delayed), any titles offered to the Lenders and the final allocations of the commitments and any related fees among the Lenders, and the Lead Arranger will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities. Notwithstanding the Lead Arranger’s rights to syndicate the Bridge Facility and receive commitments with respect thereto, unless otherwise agreed to by you, (i) the Initial Lender shall not be relieved or released from its obligations hereunder (including its obligation to fund the Bridge Facility on the Closing Date) in connection with any syndication, assignment or participation in the Bridge Facility, including its Commitment, until the initial funding under the Bridge Facility has occurred on the Closing Date, (ii) no assignment by the Initial Lender shall become effective with respect to all or any portion of the Initial Lender’s Commitment until the initial funding of the Bridge Facility (except to the extent that, only to the extent available on the Closing Date, (x) the Notes are issued and paid for and/or (y) the Equity Issuance occurs, in each case, in lieu of the Bridge Facility or a portion thereof) and (iii) unless you and we agree in writing, the Initial Lender will retain exclusive control over all rights and obligations with respect to its Commitment in respect of the Bridge Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Commitment hereunder is not conditioned upon the commencement or completion of the syndication of, or receipt of commitments in respect of, the Bridge Facility and in no event shall either the successful completion of the syndication of the Bridge Facility or compliance with the Commitment Letter constitute a condition to the availability of the Bridge Facility on the Closing Date.

5. Information.

(a) You represent, warrant and covenant that (to the best of your knowledge, insofar as it relates to the Seller and/or the Acquired Assets) (i) all written information and written data (other than the Projections, as defined below, other forward-looking information and information of a general economic or general industry nature) concerning the Borrower, its subsidiaries, the Acquired Assets and any aspect of the Transactions that has been or will be made available to the Commitment Party or the Lenders by you or any of your or their representatives, subsidiaries or affiliates (or on your or their behalf) (the “Information”), when taken as a whole, (x) is, and in the case of Information made available after the date hereof, will be, complete and correct in all material respects and (y) does not, and in the case of Information made available after the date hereof, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading and (ii) all financial projections concerning the Borrower and its subsidiaries or the Acquired Assets, taking into account the consummation of the Transactions, that have been or will be made available to any of the Commitment Party or the Lenders by you or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Projections”) have been and will be prepared in good faith with a reasonable basis for the assumptions and the conclusions reached therein and on a basis consistent with the Borrower’s and the Seller’s historical financial data (in the case of the Seller, solely as it relates to the Acquired Assets) (it being understood that (w) the Projections are as to future events and are not to be viewed as facts, (x) the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, (y) no assurance can be given that any particular Projections will be realized and (z) actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement (or use commercially reasonable efforts to supplement, in the case of Information relating to the Seller and/or the Acquired Assets, if previously prepared and available) the Information and the Projections so that such representations are correct in all respects under those circumstances. We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections. You acknowledge that we may share with any of our affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with the Commitment Party, any information related to you, the Acquired Assets, or any of your subsidiaries or affiliates (including, without limitation, in each case, information relating to creditworthiness) and the transactions contemplated hereby.

(b) You acknowledge that (i) the Commitment Party will make available, on your behalf, the Information, Projections and other marketing materials and presentations, including the confidential information memoranda (collectively, the “Informational Materials”), to the potential Lenders by posting the Informational Materials on SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”) and (ii) certain prospective Lenders may be “public side” (i.e., lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Seller or your or its subsidiaries or affiliates or any of your or their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities (such Lenders, “Public Lenders”). At the request of a Lead Arranger, (A) you will assist, and cause your affiliates, advisors, and to the extent possible using commercially reasonable efforts, appropriate representatives of the Seller to assist (to the extent practical and not in contravention of the Acquisition Agreement), the Lead Arranger in the preparation of Informational Materials to be used in connection with the syndication of the Bridge Facility to Public Lenders, which will not contain MNPI (the “Public Informational Materials”) and (B) at the request of the Lead Arranger you will identify and conspicuously mark any Public Informational Materials “PUBLIC”. Notwithstanding the foregoing, you agree that the Commitment Party may distribute the following documents to all prospective Lenders (including the Public Lenders) on your behalf, unless you advise the Commitment Party in writing (including by email) within a reasonable time prior to their intended distributions that such material should not be distributed to Public Lenders: (w) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (x) notifications of changes in the terms of the Bridge Facility, (y) historical financial information regarding the Borrower and its subsidiaries (other than the Projections) and (z) drafts and final versions of the Term Sheet and the Financing Documentation. If you advise us in writing (including by email) that any of the foregoing items (other than the Financing Documentation) should not be distributed to Public Lenders, then the Commitment Party will not distribute such materials to Public Lenders without further discussions with you. Before distribution of any Informational Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination of the Informational Materials and confirming the accuracy and completeness in all material respects of the information contained therein and, in the case of Public Informational Materials, confirming the absence of MNPI therefrom. In addition, the Information Materials shall (I) exculpate you with respect to any liability related to the misuse of the contents of such Information Materials or any related offering and marketing materials by the recipients thereof and (II) exculpate us with respect to any liability related to the use or misuse of the contents of such Information Materials or any related offering and marketing materials by the recipients thereof.

(c) Notwithstanding the foregoing, neither the Seller nor any of its affiliates shall be required to prepare, create or provide (unless previously prepared and available prior to the date of the Acquisition Agreement) any financial information or financial statements in respect of Seller, any of its affiliates or the Acquired Assets in connection with the foregoing.

6. Indemnification. You agree to indemnify and hold harmless the Commitment Party and each of its affiliates and their respective directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and reasonable and documented out-of-pocket expenses of any kind or nature (including legal expenses), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter, the Financing Documentation, the documentation for debt financing issued for the purpose of refinancing all or a portion of the Bridge Facility (the “Permanent Financing”) and the closing of the Transactions) or (b) the use or the contemplated use of the proceeds of the Bridge Facility, and will reimburse each Indemnified Party for all out-of-pocket expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnified Parties (taken as a whole) and, if reasonably necessary, a single local counsel for all Indemnified Parties (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Parties similarly situated and taken as a whole) on written demand as they are incurred in connection with any of the foregoing; provided that you will not have to indemnify any Indemnified Party against (A) any claim, loss, damage, liability or expense to the extent found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of such Indemnified Party, (ii) a material breach of obligations under the Commitment Letter or the Financing Documentation by such Indemnified Party or (iii) any dispute solely among the Indemnified Parties (not arising as a result of any act or omission by the Borrower or any of its subsidiaries or affiliates) other than any claim, action, suit, inquiry, litigation, investigation or other proceeding brought by or against any such Indemnified Party in its capacity as agent or arranger, or (B) any settlement entered into by such Indemnified Party without your written consent, but if settled with your written consent (such consent not to be unreasonably withheld, conditioned or delayed) or if there is a judgment in any such action, suit, proceeding or claim, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities or expenses by reason of such settlement or judgment in accordance with the provisions of this paragraph. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. No Indemnified Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means, except to the extent that your damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. You shall not, without the prior written consent of each Indemnified Party affected thereby (which consent shall not be unreasonably conditioned, withheld or delayed), settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party and (z) requires no action on the part of the Indemnified Party other than its consent (which consent shall not be unreasonably conditioned, withheld or delayed).

Neither you nor we nor any other Indemnified Party will be responsible or liable for any indirect, special, punitive or consequential damages which may be alleged as a result of the Acquisition, this Commitment Letter, the Fee Letter, the Bridge Facility, the Permanent Financing, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of any financing; provided that nothing contained in this sentence shall limit your indemnity or reimbursement obligations to the extent set forth above in this Section 6 in respect of any losses, disputes, claims, damages, liabilities and expenses incurred or paid by an Indemnified Person to a third party that are otherwise required to be indemnified in accordance with this Section 6. You also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability to you is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of such Indemnified Party or (ii) a material breach of obligations under the Commitment Letter or the Financing Documentation by such Indemnified Party.

7. Fees. As consideration for the commitments and agreements of the Commitment Party hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter on the terms and subject to the conditions set forth therein.

8. Confidentiality.

(a) This Commitment Letter and the Fee Letter (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof are confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent, except for disclosure (i) hereof or thereof on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors who have been advised of their obligation to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transactions, (ii) as otherwise required by applicable law, rule or regulation or compulsory legal process or pursuant to a subpoena (in which case, you agree, to the extent permitted by law, to inform us promptly in advance thereof), (iii) on a confidential basis to the board of directors, officers and advisors of the Seller in connection with their consideration of the Acquisition (provided that any information relating to pricing (including in any “market flex” provisions that relate to pricing), fees and expenses has been redacted in a manner reasonably acceptable to us), (iv) of this Commitment Letter, but not the Fee Letter, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges or in any prospectus or other offering memorandum relating to the Notes, (v) of the Term Sheet to any ratings agency in connection with the Transactions, (vi) of the aggregate fee amounts contained in the Fee Letter as part of projections, pro forma information or as part of a generic disclosure of aggregate sources and uses related to fee amounts applicable to the Transactions to the extent customary or required in offering and marketing materials for the Bridge Facility and/or the Notes or in any public release or filing relating to the Transactions. The Commitment Party shall be permitted to use information related to the syndication and arrangement of the Bridge Facility (including your name and company logo) in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you. The confidentiality provisions of this paragraph (a) with respect to the Borrower (other than with respect to the Fee Letter) shall automatically terminate on the date that is two (2) years from the date of this Commitment Letter.

(b) We agree to use all non-public information provided to us by or on behalf of the Borrower hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and to treat all such information confidentially; provided, that nothing herein shall prevent the Commitment Party from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants or any direct or indirect contractual counterparties (or prospective counterparties) to any swap or derivative transaction relating to the Borrower and its obligations under the Bridge Facility, (ii) as otherwise required by applicable law, rule or regulation or compulsory legal process or pursuant to a subpoena (in which case, we agree, to the extent permitted by law, to inform you promptly in advance thereof), (iii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Party or its affiliates (in which case the Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent practicably and lawfully permitted to do so), (iv) to the employees, legal counsel, independent auditors, professionals and other experts or agents of the Commitment Party who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to any of its respective affiliates solely in connection with the Transactions, (vi) to the extent any such information becomes publicly available other than by reason of disclosure by the Commitment Party or its affiliates in breach of this Commitment Letter, (vii) to the extent that such information is received by the Commitment Party from a third party that is not to the Commitment Party’s knowledge subject to confidentiality obligations to you or the Borrower, (viii) to the extent that such information is independently developed by the Commitment Party, (ix) to ratings agencies in connection with the Transactions and (x) for purposes of establishing a “due diligence” defense; provided, further that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Party, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of the Commitment Party or customary market standards for dissemination of such type of information. The provisions of this paragraph (b) with respect to the Commitment Party shall automatically be superseded by the confidentiality provisions to the extent covered in the Financing Documentation and shall in any event automatically terminate two (2) years following the date of this Commitment Letter.

(c) The Commitment Party hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), it and each Lender may be required to obtain, verify and record information that identifies you, which information includes your name, address, tax identification number and other information that will allow the Commitment Party and the other Lenders to identify you in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

9. Other Services.

(a) Nothing contained herein shall limit or preclude the Commitment Party or any of its affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Seller, or any of your or its affiliates, or any other party that may have interests different than or adverse to such parties.

(b) You acknowledge that the Lead Arranger and its affiliates (the term “Lead Arranger” as used in this section being understood to include such affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you, the Seller, or your or its affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you, the Seller, or your affiliates or subsidiaries, confidential information obtained from other entities or persons. In particular, you acknowledge that the Lead Arranger may possess information about the Acquired Assets, the Acquisition and other potential purchasers and their respective strategies and bids, but the Lead Arranger has no obligation to furnish to you such information.

(c) In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Bridge Facility and any related arranging or other services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Party, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, the Commitment Party is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you or any of your management, affiliates, equity holders, directors, officers, employees, creditors or any other party, (iii) except as described in subsection (d) below, neither the Commitment Party nor any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether the Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters) and the Commitment Party has no obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents, (iv) the Commitment Party and its affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and the Commitment Party shall have no obligation to disclose any of such interests, and (v) the Commitment Party has not provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against the Commitment Party or any of its affiliates with respect to any breach or alleged breach of agency or fiduciary duty.

(d) In addition, please note that Barclays Capital Inc. has been retained by the Borrower as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

10. Acceptance/Expiration/Termination of Commitments.

(a) This Commitment Letter and the Commitment of the Commitment Party and the undertakings of the Lead Arranger set forth herein shall automatically terminate at 11:59 p.m. (Eastern Time) on August 15, 2016 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letter shall have been delivered to counsel to the Lead Arranger by such time.

(b) In the event this Commitment Letter is accepted by you as provided above, the Commitment and agreements of the Commitment Party and the undertakings of the Lead Arranger set forth herein will automatically terminate without further action or notice upon the earliest to occur of (i) consummation of the Acquisition (with or without the use of the Bridge Facility), (ii) termination of the Acquisition Agreement in accordance with its terms, or your written notice of abandonment of the Acquisition and (iii) the End Date (as defined in the Acquisition Agreement), as such date may be extended by either the Humana Seller or the Aetna Seller in accordance with the terms of the Humana Acquisition Agreement or the Aetna Acquisition Agreement, respectively, but in no event later than January 3, 2018, in each case, unless the closing of the Bridge Facility has been consummated on or before such date on the terms and subject to the conditions set forth herein.

(c) You may terminate this Commitment Letter, the Commitment and agreements of the Commitment Party and the undertakings of the Lead Arranger set forth herein in full (but not in part) at any time in your sole and absolute discretion subject to the survival provisions set forth in Section 11 below.

11. Survival. The sections of this Commitment Letter and the Fee Letter relating to any compensation (if and as applicable), Indemnification, Expenses, Confidentiality, Other Services, Survival

and Governing Law shall survive any termination or expiration of this Commitment Letter, the Commitment of the Commitment Party or the undertakings of the Lead Arranger set forth herein (regardless of whether definitive Financing Documentation is executed and delivered), and the sections relating to Syndication and Information shall survive until the completion of the syndication of the Bridge Facility; provided that your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter relating to Syndication, Information, Confidentiality, Other Services, Survival and Governing Law) shall automatically terminate and be superseded by the provisions of the Financing Documentation upon the initial funding thereunder, to the extent covered thereby, and you shall be released from all liability in connection therewith at such time.

12. Governing Law. THIS COMMITMENT LETTER AND THE FEE LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF ; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (X) THE ACCURACY OF THE SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS AND WHETHER ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS HAVE BEEN BREACHED AND WHETHER YOU (OR YOUR AFFILIATES) HAVE THE RIGHT TO TERMINATE YOUR (OR THEIR) OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR TO DECLINE TO CONSUMMATE THE ACQUISITION AND (Y) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL, IN EACH CASE BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER. With respect to any suit, action or proceeding arising in respect of this Commitment Letter or the Fee Letter or any of the matters contemplated hereby or thereby, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or the Commitment Party will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or the Commitment Party.

13. Miscellaneous. This Commitment Letter and the Fee Letter embody the entire agreement among the Commitment Party and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof. No person has been authorized by the Commitment Party to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letter. This Commitment Letter and the Fee Letter shall not be assignable by (x) you without the prior written consent of the Commitment Party or (y) the Commitment Party (except as provided in Section 4(b)) without your prior written consent, and any purported assignment without such consent shall be void. This Commitment Letter and the Fee Letter are not intended to benefit or create any rights in favor of any person other than the parties hereto and thereto, the Lenders and, with respect to indemnification, each Indemnified Party. This Commitment Letter and the

Fee Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter and the Fee Letter by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof; provided that, upon the request of any party hereto or thereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. This Commitment Letter and the Fee Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and the Commitment Party.

Each of the parties agrees that this Commitment Letter and the Fee Letter, if accepted by you as provided above, are binding and enforceable agreements with respect to the subject matter contained herein and therein, including an agreement by the parties hereto to negotiate in good faith the Financing Documentation in a manner consistent with this Commitment Letter; provided, that nothing contained in this Commitment Letter or the Fee Letter obligates you or any of your affiliates to consummate the Transactions or to draw upon all or any portion of the Bridge Facility.

[Signature Pages Follow]

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to counsel to the Lead Arranger, together with an executed counterpart of the Fee Letter, by no later than the Acceptance Deadline.

Sincerely,

BARCLAYS BANK PLC

By:	/s/ John Skrobe
Name:	John Skrobe
Title:	Managing Director

[Commitment Letter Signature Page]

Agreed to and accepted as of the date first

above written:

MOLINA HEALTHCARE, INC.

By:	/s/ John C. Molina
Name:	John C. Molina
Title:	Chief Financial Officer

[Commitment Letter Signature Page]

Annex A

$400,000,000 SENIOR BRIDGE FACILITY

TRANSACTION DESCRIPTION

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Transaction Description is attached.

The Borrower, directly or through one or more wholly owned subsidiaries, intends to acquire certain assets previously identified to us (collectively, the “Acquired Assets”) of Aetna Inc. (the “Aetna Acquisition”) and Humana Inc. (the “Humana Acquisition”, collectively with the Aetna Acquisition, the “Acquisition”) (collectively, the “Seller”).

In connection with the foregoing, it is intended that:

(a) The (i) Aetna Acquisition will be consummated pursuant to the terms and conditions of that certain Asset Purchase Agreement, dated as of August 2, 2016 (including all schedules and exhibits thereto, by and between Aetna Inc. and Borrower (the “Aetna Acquisition Agreement”) and (ii) Humana Acquisition will be consummated pursuant to the terms and conditions of that certain Asset Purchase Agreement, dated as of August 2, 2016 (including all schedules and exhibits thereto, by and between Humana Inc. and Borrower (the “Humana Acquisition Agreement”; the Humana Acquisition Agreement, together with the Aetna Acquisition Agreement, the “Acquisition Agreement”). The date on which the Acquisition is closed (it being agreed that, pursuant to Section 6.01(d) of the Humana Acquisition Agreement, the Aetna Acquisition shall be consummated substantially contemporaneously with the Humana Acquisition) is referred to as the “Closing Date”. Borrower shall also have the option to purchase, in addition to the Acquired Assets, Additional Contracts (as defined in the Acquisition Agreement), subject to the terms of the Acquisition Agreement.

(b) The Borrower will issue and sell unsecured senior notes (the “Notes”) in a public offering or in a Rule 144A or other private placement on or prior to the Closing Date yielding up to $400,000,000 in gross cash proceeds or, in the event the Notes are not or cannot be issued on or prior to the Closing Date, or Notes generating less than $400,000,000 in gross cash proceeds are issued and sold on or prior to the Closing Date, the Borrower may borrow on the Closing Date under an unsecured senior bridge facility (the “Bridge Facility”) up to (A) $400,000,000 less (B) the sum of (i) the aggregate principal amount of Notes, if any, issued on or prior to the Closing Date, as described in the Summary of Proposed Terms and Conditions attached hereto as Annex B (the “Term Sheet”) and (ii) the gross proceeds from the public or private issuance and sale of shares of its common equity after the date hereof and on or prior to the Closing Date (the “Equity Issuance”); provided, that, if Notes are issued, in no event shall the minimum aggregate principal amount of the Notes be less than $250,000,000.

(c) It is understood that indebtedness under each of (i) the Borrower’s 5.375% Senior Notes due 2022 (as amended prior to the date hereof, the “Existing Notes”), (ii) the Borrower’s (x) 1.125% cash convertible senior notes due January 15, 2020 and (y) convertible senior notes due August 14, 2044, (iii) the Credit Agreement dated as of June 12, 2015 (as amended prior to the date hereof, the “Existing Credit Agreement”), among the Borrower, the lenders party thereto and SunTrust Bank, as administrative agent, and (iv) any revolving credit facility entered into by the Borrower prior to the Closing Date solely for the purpose of replacing the Existing Credit Agreement) the Existing Credit Agreement (the “New Credit Agreement”) shall remain outstanding.

Annex A – Transaction Description

1

(d) Fees, commissions and expenses in connection with the foregoing (the “Transaction Costs”) will be paid.

The transactions described above are collectively referred to herein as the “Transactions”. Except as the context otherwise requires, references to the “Borrower and its subsidiaries” will include any entity formed by the Borrower for purposes of acquiring the Acquired Assets and shall give effect to the Transactions.

[Commitment Letter Signature Page]

ANNEX B

$400,000,000

SENIOR BRIDGE FACILITY

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached.

Borrower:	Molina Healthcare, Inc. (the “Borrower”).

Lead Arranger and Bookrunning Manager:	Barclays Bank PLC (“Barclays”), acting alone or through or with its affiliates, will act as bookrunning manager, lead arranger and syndication agent (in such capacities, the “Lead Arranger”).

Lenders:	Barclays (or one or more of its affiliates) and a syndicate of financial institutions and other entities arranged by the Lead Arranger in consultation with you and subject to your right to appoint co-managers as set forth in the Commitment Letter (the “Bridge Lenders”).

Administrative Agent:	Barclays (in such capacity, the “Administrative Agent”).

Bridge Loans:	Unsecured senior bridge facility (the “Bridge Facility”) consisting of bridge loans (the “Bridge Loans”) in an aggregate principal amount of up to (A) $400,000,000 less (B) the sum of (i) the aggregate gross proceeds of Notes available on the Closing Date and (ii) the aggregate gross proceeds of the Equity Issuance, in each case, if any, and issued after the date hereof and available on the Closing Date; provided, that, if Notes are issued, in no event shall the minimum aggregate principal amount of the Notes be less than $250,000,000.

Use of Proceeds:	$400,000,000 in proceeds of the Bridge Loans and, to the extent applicable, the proceeds of the Notes and the Equity Issuance (to the extent that Notes are issued and/or the Equity Issuance occurs and results in amounts available on or prior to the Closing Date, in each case, in lieu of such portion of the Bridge Facility), will be used solely to (a) pay the acquisition consideration in connection with the Acquisition in the time periods contemplated by the Acquisition Agreement on or after the Closing Date, (b) pay for any Additional Contracts pursuant to Section 5.20 of the Acquisition Agreement, (c) satisfy any regulatory or statutory capital requirements applicable to Borrower in connection with the transactions contemplated by the Acquisition Agreement or the Acquired Assets, (d) pay the Transaction Costs (including funding regulatory or statutory capital) and (e) finance ongoing working capital requirements and other general corporate purposes.

Annex B – Bridge Facility Term Sheet

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Availability:	The Bridge Facility will be available only in a single draw of the full amount of the Bridge Facility on the Closing Date to be used by the Borrower on or after the Closing Date as described in “Use of Proceeds” above. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

Documentation:	The documentation for the Bridge Loans (the “Bridge Loan Documentation”) will be based upon the Indenture (including the notes issued thereunder and as amended prior to the date hereof, the “Existing Indenture”), dated as of November 10, 2015, among the Borrower, the guarantors party thereto and U.S. Bank National Association, as trustee, as modified in a manner to reflect (i) the terms of this Term Sheet and the Fee Letter, (ii) the nature of the Bridge Facility as a credit agreement and (iii) changes in law or accounting standards and requirements of local law or to cure mistakes or defects (such provisions being referred to collectively as the “Bridge Documentation Principles”).

Ranking:	The Bridge Loans will be senior debt of the Borrower, pari passu with all other unsecured senior debt of the Borrower.

Guarantors:	Certain domestic subsidiaries of the Borrower (together with the Borrower, the “Loan Parties”).

Security:	None.

Interest:	Interest rates and fees in connection with the Bridge Loans and the Exchange Notes (as defined below) will be as specified in the Fee Letter and on Schedule I attached hereto.

Maturity/Exchange:

The Bridge Loans will mature on the date (the “Initial Maturity Date”) that is twelve (12) months after the Closing Date. If any Bridge Loan has not been repaid in full on or prior to the Initial Maturity Date, subject to payment of the Bridge Rollover Fee (as defined in the Fee Letter), the Bridge Loans will automatically be converted into term loans (each, an “Extended Term Loan”) due on the date that is not less than eight (8) years after the Closing Date. The Extended Term Loans will be governed by the provisions of the Bridge Loan Documentation and will have the same terms as the Bridge Loans except as expressly set forth on Schedule II hereto.

Lenders under the Extended Term Loans will have the option at any time or from time to time to receive Exchange Notes (the “Exchange Notes”) in exchange for such Extended Term Loans having the terms set forth on Schedule III hereto; provided that the Borrower may defer the issuance of Exchange Notes until such time as the Borrower has received requests to issue an aggregate principal amount of Exchange Notes equal to at least $100,000,000.

Annex B – Bridge Facility Term Sheet

2

Mandatory Prepayment:	The Borrower will be required to prepay the Bridge Loans on a pro rata basis, at par plus accrued and unpaid interest with:

(a)    100% of the net cash proceeds from the issuance of the Notes, any Permanent Financing and/or any other indebtedness (other than the Existing Credit Agreement or New Credit Agreement) by the Borrower or any of its subsidiaries, subject to customary baskets and other exceptions to be mutually agreed upon;

(b)    100% of the net cash proceeds from any issuance of public or private equity securities of the Borrower (other than the Equity Issuance and issuances pursuant to employee stock plans), subject to customary exceptions to be mutually agreed upon; and

(c)    100% of the net cash proceeds of all non-ordinary course asset sales, insurance and condemnation recoveries and other asset dispositions by the Borrower or any of its subsidiaries, subject to customary reinvestment rights and exceptions to be mutually agreed upon.

Each such prepayment will be made together with accrued and unpaid interest to the date of prepayment, but without premium or penalty (except breakage costs related to prepayments not made on the last day of the relevant interest period).

Change of Control:	Upon any change of control (to be defined in a manner consistent with the Bridge Loan Documentation Principles), the Borrower will be required to offer to prepay the entire principal amount of the Bridge Loans (plus any accrued and unpaid interest) at par.

Voluntary Prepayment:	The Bridge Loans may be prepaid at any time, in whole or in part, at the option of the Borrower, upon notice and in a minimum principal amount and in multiples to be agreed upon, at 100% of the principal amount of the Bridge Loans prepaid, plus all accrued and unpaid interest and fees (including any breakage costs) to the date of the repayment.

Conditions Precedent to Funding:	The funding of the Bridge Loans will be subject solely to satisfaction or waiver of the conditions precedent set forth in the Conditions Annex.

Representations and Warranties:	The Bridge Loan Documentation will contain usual and customary representations and warranties for facilities of this type and consistent with Bridge Documentation Principles.

Covenants:	The Bridge Loan Documentation will contain affirmative covenants comparable to those contained in the Existing Indenture (and also including a covenant to comply with the securities demand provisions in the Fee Letter, a customary offering cooperation covenant, and a covenant to use all commercially reasonable efforts to refinance the Bridge Loans as soon as practicable) and incurrence-based negative covenants consistent with the Bridge Documentation Principles.

Annex B – Bridge Facility Term Sheet

3

The Bridge Loan Documentation will not include any financial maintenance covenants.

Notwithstanding the foregoing, there shall be no restriction on the exercise of the purchase option for Additional Contracts set forth in Section 5.20 of the Acquisition Agreement.

Events of Default:	Consistent with the Bridge Documentation Principles.

Yield Protection and Increased Costs:	Usual for facilities and transactions of this type (including mitigation provisions, tax gross up provisions and to include Dodd-Frank and Basel III as changes in law) and which will be, in any event, not less favorable to the Borrower than the corresponding provisions of the Existing Indenture.

Assignments and Participations:

Subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned) and compliance with applicable securities laws, the Bridge Lenders will have the right to assign Bridge Loans (other than to any natural person); provided, however, that prior to the Initial Maturity Date and so long as no Demand Failure Event (as defined in the Fee Letter), payment or bankruptcy default or event of default is continuing, the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) shall be required with respect to any assignment if, subsequent thereto, the Initial Lenders would hold, in the aggregate, less than 50.1% of the outstanding Bridge Loans. The Borrower shall be deemed to have consented to an assignment request if the Borrower has not objected thereto within ten business days after written notice thereof.

The Bridge Loan Documentation will provide that, so long as no default or event of default is continuing, Bridge Loans may be purchased by and assigned to the Borrower or any of its subsidiaries through any offer to purchase or take by assignment open to all Bridge Lenders on a pro rata basis in accordance with customary procedures to be agreed; provided that Bridge Loans owned or held by the Borrower or any of its subsidiaries will be cancelled for all purposes.

The Bridge Lenders will have the right to participate their Bridge Loans (other than to any natural person) without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Bridge Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Annex B – Bridge Facility Term Sheet

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Required Lenders:	On any date of determination, those Bridge Lenders who collectively hold more than 50% of the aggregate outstanding Bridge Loans (the “Required Lenders”).

Amendments and Waivers:

Amendments and waivers of the provisions of the Bridge Loan Documentation will require the approval of the Required Lenders, except that (a) the consent of all Bridge Lenders directly adversely affected thereby will be required with respect to: (i) reductions of principal, interest, fees or other amounts, (ii) except as provided under “Maturity/Exchange” above, extensions of scheduled maturities or times for payment (other than for purposes of administrative convenience), (iii) increases in the amount of any Bridge Lender’s commitment, (iv) additional restrictions on the right to exchange Extended Term Loans for Exchange Notes or any amendment to the rate of such exchange, (v) changes in call dates or call prices (other than notice provisions) and (vi) changes in pro rata sharing provisions, and (b) the consent of 100% of the Bridge Lenders (not to be unreasonably withheld, delayed or conditioned) will be required with respect to customary matters, including (i) to permit the Borrower to assign its rights under the Bridge Loan Documentation and (ii) to modify any voting percentages, and (c) the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned) will be required to amend, modify or otherwise affect its rights and duties.

Notwithstanding the foregoing, no consent, waiver or approval of Lenders is required, no shall any Lender’s commitment be reduced, for the exercise of the purchase option for Additional Contracts set forth in Section 5.20 of the Acquisition Agreement.

Indemnification:	Substantially similar to the Existing Indenture.

Expenses:	The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable fees and expenses of one counsel to the Administrative Agent (and up to one local counsel in each applicable jurisdiction and regulatory counsel)) of the Administrative Agent (promptly following written demand therefore) associated with the syndication of the Bridge Facility and the preparation, negotiation, execution, delivery and administration of the Bridge Loan Documentation and any amendment or waiver with respect thereto and (b) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable fees and expenses of one counsel to the Administrative Agent and the Bridge Lenders together (and up to one local counsel in each applicable jurisdiction and regulatory counsel)) of the Administrative Agent and each of the Bridge Lenders promptly following written demand therefore in connection with the enforcement of the Bridge Loan Documentation or protection of rights.

Annex B – Bridge Facility Term Sheet

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Governing Law and Forum:	Substantially similar to the Existing Indenture.

Waiver of Jury Trial and Punitive and Consequential Damages:	Substantially similar to the Existing Indenture.

Counsel for the Lead Arranger and the Administrative Agent:	Paul Hastings LLP.

Annex B – Bridge Facility Term Sheet

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SCHEDULE I TO ANNEX B

INTEREST RATES ON THE BRIDGE LOANS

Interest Rate:	As set forth in Annex A to the Fee Letter.

Default Rate:	As set forth in Annex A to the Fee Letter.

Schedule I to Annex B –Bridge Facility Term Sheet

1

SCHEDULE II TO ANNEX B

EXTENDED TERM LOANS

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms used herein without definition will have the meanings given to them in the Summary of Proposed Terms and Conditions for the Bridge Facility to which this Schedule II is attached.

Borrower:	The Borrower.

Guarantors:	Same as the Guarantors of the Bridge Loans.

Security:	None.

Ranking:	Same as the Bridge Loans.

Maturity:	Not less than eight (8) years from the Closing Date.

Interest Rate:	The Extended Term Loans will bear interest at the Total Cap.

Default Rate:	Same as the default rate for the Bridge Loans.

Voluntary Prepayment:	The Extended Term Loans may be prepaid, in whole or in part, in minimum denominations to be agreed, at par, plus accrued and unpaid interest upon not less than one business day’s prior written notice, at the option of the Borrower at any time.

Change of Control:	Substantially similar to the Bridge Loans.

Covenants, Events of Default and Offers to Repurchase:

The covenants, events of default and offers to repurchase (other than with respect to a change of control as described above) that would be applicable to the Exchange Notes, if issued, will also be applicable to the Extended Term Loans in lieu of the corresponding provisions applicable to the Bridge Loans.

Notwithstanding the foregoing, there shall be no restriction on the exercise of the purchase option for Additional Contracts set forth in Section 5.20 of the Acquisition Agreement.

Governing Law and Forum:	Substantially similar to the Existing Indenture.

Schedule II to Annex B –Bridge Facility Term Sheet

1

SCHEDULE III TO ANNEX B

EXCHANGE NOTES

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms used herein without definition will have the meanings given to them in the Summary of Proposed Terms and Conditions for the Bridge Facility to which this Schedule III is attached.

Issuer:	The Borrower.

Guarantors:	Same as the Guarantors of the Bridge Loans.

Security:	None.

Principal Amount:	The Exchange Notes will be available only in exchange for the Extended Term Loans. The principal amount of the Exchange Notes will equal 100% of the aggregate principal amount of the outstanding Extended Term Loans for which they are exchanged and will have the same ranking as the Extended Term Loans for which they are exchanged. In the case of the initial exchange by the Bridge Lenders, the minimum aggregate principal amount of Extended Term Loans to be exchanged for the Exchange Notes shall not be less than $100,000,000; provided that a Bridge Lender may not elect to exchange only a portion of its outstanding Extended Term Loans for Exchange Notes unless such portion is equal to or greater than $100,000,000.

Ranking:	Same as the Bridge Loans.

Maturity:	Eight (8) years from the Closing Date.

Interest Rate:	The Exchange Notes will bear interest at the Total Cap.

Default Rate:	Same as the default rate for the Bridge Loans.

Mandatory Redemption:	No mandatory redemption provisions other than 101% change of control put and customary asset sale offer to redeem provisions, subject to the Bridge Documentation Principles.

Optional Redemption:	The Exchange Notes will be non-callable until the third anniversary of the Closing Date, subject to a customary T + 50 basis points “make-whole” redemption. Thereafter, each Exchange Note will be callable at par plus accrued and unpaid interest plus a premium equal to 75% of the coupon on such Exchange Note, which premium shall decline ratably on each subsequent anniversary of the Closing Date thereafter to zero on the date that is two (2) years prior to the maturity date of the Exchange Notes.

Schedule III to Annex B –Bridge Facility Term Sheet

1

Prior to the third anniversary of the Closing Date, the Borrower may redeem up to 35% of such Exchange Notes with the proceeds from an equity offering at a redemption price equal to par plus accrued interest plus a premium equal to 100% of the coupon in effect on such Exchange Notes.

Prior to a Demand Failure Event, any Exchange Notes held by the Initial Lender or its affiliates (other than (x) asset management affiliates purchasing Exchange Notes in the ordinary course of their business as part of a regular distribution of the Exchange Notes and (y) Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market making activities), shall be prepayable and/or subject to redemption in whole or in part at par plus accrued interest on a non-ratable basis so long as such Exchange Notes are held by them.

Registration Rights:	144A with registration rights.

Right to Resell Notes:	Any Bridge Lender (and any subsequent holder) will have the absolute and unconditional right to resell the Exchange Notes to one or more third parties, whether by assignment or participation and subject to compliance with applicable securities laws.

Covenants; Events of Default:

The Exchange Notes shall be subject to covenants and events of default that are consistent with the Bridge Documentation Principles and based on those contained in the preliminary offering memorandum or prospectus, if any, used to market the Notes.

Notwithstanding the foregoing, there shall be no restriction on the exercise of the purchase option for Additional Contracts set forth in Section 5.20 of the Acquisition Agreement.

Defeasance; Satisfaction; and Discharge:	The Exchange Notes shall be subject to defeasance and satisfaction and discharge provisions that are consistent with the Bridge Documentation Principles and based on those contained in the preliminary offering memorandum or prospectus, if any, used to market the Notes.

Governing Law and Forum:	New York.

Counsel to the Lead Arranger:	Paul Hastings LLP.

Schedule III to Annex B –Bridge Facility Term Sheet

2

ANNEX C

$400,000,000 SENIOR BRIDGE FACILITY

CONDITIONS ANNEX

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Annex is attached, or Annex A or Annex B to the Commitment Letter

Subject in all respects to the Limited Conditionality Provision, the initial availability and the making of the initial extensions of credit under the Facilities will be subject solely to the satisfaction or waiver of the following conditions precedent:

1. The execution and delivery by the Borrower of the Bridge Loan Documentation (the “Financing Documentation”), which shall be consistent, in each case, with the Commitment Documents and the Bridge Documentation Principles.

2. The Administrative Agent and the Lead Arranger shall have received customary legal opinions, evidence of authorization, organizational documents, good standing certificates (with respect to the jurisdiction of incorporation of the Borrower), a customary closing certificate, and a customary officer’s certificate.

3. The Acquisition shall be consummated prior to or substantially concurrently with the initial funding of the Bridge Facility on the terms set forth in the Acquisition Agreement without giving effect to any modifications thereunder, or any waiver or consent thereunder by the Borrower or at the Borrower’s request, that is materially adverse to the interests of the Lenders, it being understood that (a) any reduction in the purchase price set forth in the Acquisition Agreement shall not be deemed to be materially adverse to the interests of the Lenders so long as any such reduction is applied to reduce the amount of commitments in respect of the Bridge Facility on a dollar-for-dollar basis, to a level not lower than $250,000,000, and in any event, any reduction in purchase price that is less than 10% of the total acquisition consideration in the aggregate for both the Humana Acquisition and the Aetna Acquisition shall not be deemed to be materially adverse to Lenders, (b) any increase in the purchase price set forth in the Acquisition Agreement shall not be deemed to be materially adverse to the interests of the Lenders so long as the purchase price increase is not funded with additional indebtedness (it being understood and agreed that no purchase price, working capital or similar adjustment provisions set forth in the Acquisition Agreement shall constitute a reduction or increase in the purchase price), and (c) any change in any of the provisions relating to the Lead Arranger’s or the Lenders’ liability, consent rights over certain amendments or waivers or status as a third party beneficiary under the Acquisition Agreement, shall be deemed to be materially adverse to the interests of the Lenders unless approved by the Lead Arranger (such consent not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, any amendments, waivers, modifications or consents pursuant to the Acquisition Agreement made pursuant to and in accordance with each of Section 2.12, Section 2.13, or Section 5.20 thereof shall not be deemed to be materially adverse to the interests of Lenders or the Lead Arranger.

4. The Lead Arranger shall have received:

(a) with respect to the Borrower and its subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows (and the related audit reports) for the three most recently completed fiscal years ended at least 60 days prior to the Closing Date and (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows (and comparable periods for the prior fiscal

Annex C – Conditions Annex

1

year) for each interim fiscal quarter ended since the last audited financial statements and at least 40 days prior to the Closing Date (other than the fourth fiscal quarter). It is understood and agreed that the Lead Arranger received the (i) audited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows (and the related audit reports) for the fiscal years ended 2013, 2014 and 2015 and (ii) the unaudited consolidated balance sheets and related consolidated statements of income and cash flows (and comparable periods for the prior fiscal year) for the fiscal quarters ended March 31, 2015 and June 30, 2016; and

(b) a solvency certificate from the chief financial officer of the Borrower in the form attached as Annex E hereto.

5. The Lead Arranger shall have received, at least three (3) business days prior to the Closing Date, all documentation and other information regarding the Borrower required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested at least ten (10) business days prior to the Closing Date.

6. To the extent invoiced with reasonable detail at least two (2) business days prior to the Closing Date, all fees and expenses due to the Lead Arranger, the Administrative Agent and the Lenders required to be paid on the Closing Date (including the fees and expenses of counsel for the Lead Arranger and the Administrative Agent) will have been paid.

7. With respect to the Bridge Facility, (i) (A) as of the date hereof, one or more investment banks satisfactory to the Lead Arranger (collectively, the “Investment Bank”) shall have been engaged to publicly sell or privately place the Notes and the Investment Bank and (B) the Lead Arranger shall have received a preliminary offering memorandum or preliminary private placement memorandum or, at the election of the Borrower, a preliminary prospectus (each, an “Offering Document”) suitable for use in a customary high-yield road show relating to the issuance of the Notes, which contains all audited and unaudited historical and pro forma financial statements (including, in the case of audited financial statements, the auditor’s report thereon) and with respect to the Acquired Assets, an estimated range of revenues and EBITDA (the “Acquired Assets Estimates”), in each case, for the most recently completed twelve-month period ended 40 days prior to the Closing Date, or as otherwise requested by the Investment Bank, together with a written certification from the chief financial officer of the Borrower, in form and substance satisfactory to the Investment Bank, certifying as to reasonableness of such estimated ranges; provided that it is understood that the inclusion of the Acquired Assets Estimates in the Offering Document shall satisfy any condition to provide financial information in respect of the Acquired Assets, and other data to be included therein (including without limitation financial data of the type and form customarily included in offering memoranda, and all other data that the Securities and Exchange Commission would require in a registered offering of such Notes (other than, in the case of a private placement under Rule 144A, (x) as would be required under Rules 3-09, 3-10 or 3-16 of Regulation S-X or Compensation Discussion and Analysis required by Regulation S-K Item 402(b) and (y) other information customarily excluded in private placements pursuant to Rule 144A promulgated under the Securities Act)) or would be necessary for the Investment Bank to receive customary “comfort” (including “negative assurance” comfort) from independent accountants (the “Required Notes Information”); provided that, such condition shall be deemed satisfied if such Offering Document excludes the “description of notes” and sections that would customarily be provided by the Investment Bank or its counsel or advisors but is otherwise complete, and (ii) the Investment Bank shall have been afforded a period of at least 15 consecutive business days (the “Bond Marketing Period”) following receipt of an Offering Document, including the information described in clause (i) above, to seek to place

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the Notes with qualified purchasers thereof (and at no time during such 15 consecutive business day period shall the financial information in the Offering Document have become stale); provided that (w) if such period has not ended on or before August 19, 2016, it shall not commence before September 6, 2016, (x) such period shall not be required to be consecutive to the extent it would include any date from November 24, 2016 through and including November 27, 2016 (which dates shall not count for purposes of the 15 consecutive business day period), (y) if such period has not ended on or before December 19, 2016, it shall not commence before January 2, 2017 and (z) in the event the Bridge Commitment under this Commitment Letter is still outstanding after January 2, 2017, such period shall not include “blackout dates” customary in the market for high yield note offerings or leveraged bridge financings. The comfort letters to be provided by the independent accountants of the Borrower shall be in usual and customary form (including satisfying the requirements of SAS 72), and the auditors shall be prepared to deliver such letters at the pricing date, and shall cover the financial statements of the Borrower as well as financial data derived from the books and records of the Borrower included in such Offering Document.

8. The Specified Representations and the Specified Acquisition Agreement Representations will be true and correct in all material respects (or if already qualified by materiality or “material adverse effect”, in all respects).

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ANNEX D

FORM OF SOLVENCY CERTIFICATE

[DATE]

This Solvency Certificate is being executed and delivered pursuant to Section [●] of that certain [●] (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [●], the Chief Financial Officer of Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.	I am generally familiar with the businesses and assets of Borrower and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of Borrower pursuant to the Credit Agreement; and

2.	as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that (i) the sum of the debt and liabilities (subordinated, contingent or otherwise) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the assets (at a fair valuation) of the Borrower and its Subsidiaries, taken as a whole, (ii) the present fair saleable value of the assets (at a fair valuation) of the Borrower and its Subsidiaries, taken as a whole, is greater than the amount that will be required to pay the probable liabilities of the Borrower and its Subsidiaries, taken as a whole, on their debts and other liabilities subordinated, contingent or otherwise as they become absolute and matured; (iii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, as conducted or contemplated as of the date hereof; and (iv) the Borrower and its Subsidiaries, taken as a whole, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debt or other liabilities as they become due (whether at maturity or otherwise). For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:
Title:	Chief Financial Officer

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